EXHIBIT 8.1

[Letterhead of Marilyn Barrett A Law Corporation]

January 9, 2015

XFit Brands, Inc.

18 Goodyear, Suite 125

Irvine, CA 92618

Ladies and Gentlemen:

We have acted as special tax counsel to XFit Brands, Inc. (“XFit”), in connection with certain aspects relating to the distribution (the “Distribution”) of shares of the common stock of XFit (“XFit Shares”) to the members of TD Legacy, LLC (“TD Legacy”). Currently, TD Legacy is the sole shareholder of XFit. You have requested our opinion regarding certain U.S. federal income tax consequences of the Distribution of XFIT Shares to members of TD Legacy (the “Opinion”).

In rendering this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of

(i) Form S-1, Registration Statement under The Securities Act of 1933 and Amendment No. 1 thereto (“Registration Statement”);

(ii) Contribution and Exchange Agreement entered into by and among TD Legacy, LLC, a Florida limited liability company, XFit Brands, Inc., a Nevada corporation, and Throwdown Industries Holdings, LLC, a Delaware limited liability company, dated as of September 26, 2014;

(iii) Second Amended and Restated Operating Agreement of TD Legacy, LLC, a Florida limited liability company, dated October 28, 2014; and

(iv) Tax Representation Certificates from Throwdown Industries Holdings, LLC, XFit Brands, Inc. and TD Legacy, LLC.

In rendering this Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, electronic or facsimile copies, the authenticity of the originals of such documents.

As to certain facts material to this Opinion, we have relied upon the statements and representations set forth in the Tax Representation Certificate. We have assumed that (i) such statements and representation are true, correct and complete as of the date hereof and will continue to be true, correct and complete without regard to any qualification as to knowledge, belief, or otherwise; (ii) the Distribution and the other transactions contemplated will be consummated in accordance with their terms and in the manner described in the Registration Statement, and that none of the material terms or conditions contained therein will be waived or modified in any respect; (iii) TD Legacy is taxable as a partnership and is not taxable as a corporation; (iv) at the time of the Distribution, TD Legacy will have no outstanding indebtedness (directly or through attribution from Throwdown or XFit) and the members will not assume any liability of any of the entities in connection therewith; (v) all members of TD Legacy contributed only cash or services when making their initial investment in Throwdown Industries, Inc. for shares of its common stock, which shares were subsequently contributed to TD Legacy in exchange for membership interests in TD Legacy; (vi) XFit is duly formed as a corporate entity and is in good standing in the state of its organization and any other state in which it is required to be qualified; (vii) XFit has only one class of common stock issued and outstanding; and (viii) there is no established financial market for XFit Shares, the XFit Shares are not actively traded within the meaning of Section 1092(d)(1) of the Internal Revenue Code of 1986, as amended, and no application to register the Shares on an established financial market is pending. This Opinion is expressly conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those contained in the Officer’s Certificate. Any change or inaccuracy in or to such facts, information, covenants, representations or warranties (including on account of events occurring after the consummation of the Distribution) could affect one or more of the conclusions stated herein.

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This Opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, published rulings and procedures of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date hereof. It should be noted that the authorities upon which this Opinion is based are subject to change at any time, possibly with retroactive effect. Any change in such authorities could affect one or more of the conclusions expressed herein. Moreover, there can be no assurance that this Opinion will be accepted by the Service or, if challenged, by a court.

Based upon and subject to the foregoing, it is our opinion that, under current U.S. federal income tax law, the Members of TD Legacy will not recognize any gain or loss, and will not otherwise be required to include any amount in income, as a result of the Distribution of XFit Shares to the Members as a liquidating distribution.

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Distribution. Further, we express no opinion concerning the taxation of members of TD Legacy on income and losses allocable to such members from TD Legacy’s operations prior to the Distribution, the distribution of XFit stock to TD Legacy in exchange for TD Legacy’s membership interest in Throwdown Holdings Industries, LLC, or any related transaction thereto, or the tax consequences to the members of TD Legacy of holding of XFit Shares following the Distribution. This Opinion relates solely to certain U.S. federal income tax consequences of the Distribution, and no opinion is expressed under any state, local, or foreign tax laws or under any federal tax laws other than those pertaining to income taxation. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise the Opinion to reflect any legal developments or factual matters or changes arising after the date hereof. We are furnishing this Opinion to you solely in connection with the Distribution and the Registration Statement. We hereby consent to the use of our name under the caption “Material Tax Consequences” in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Marilyn Barrett A Law Corporation
Marilyn Barrett A Law Corporation